EXHIBIT 99.3

TPT Global Partners with Major Arena Soccer League (MASL) To Broadcast Games On VuMe Live Super App

Topic: Partnerships

Friday, 14 March 2025 12:45 PM

VuMe Live expands into pro sports streaming with its first MASL game on March 23, 4 PM PST: Ontario Strykers vs. San Diego Sockers.

SAN DIEGO, CA / ACCESS Newswire / March 14, 2025 / TPT Global Tech (OTC Pink:TPTW) and its subsidiary, VüMe LLC www.vumesuperapp.com, are excited to announce that the final home game of the season for the MASL Empire Strykers will be broadcast live on the VüMe Live SuperApp, currently in beta. The highly anticipated matchup against the San Diego Sockers will take place on March 23, 2025, at 4 pm PST from the Toyota Arena, allowing fans to experience the fast-paced action of Major Arena Soccer League (MASL) competition like never before. To watch the game live fans can download the VüMe Live Super App from the Apple Store or Google Play Store.

This broadcast is part of TPT Global Tech's one-year strategic partnership with MASL to stream over 150 professional indoor soccer games across the U.S. and Mexico. VüMe has the capability to simultaneously stream all MASL games domestically and internationally, providing a seamless, Full HD sports viewing experience to fans worldwide. As MASL continues to grow in popularity, this collaboration marks a major step in expanding the league's digital presence and making professional indoor soccer more accessible.

https://youtu.be/oYcm1q2FKt0

The Major Arena Soccer League (MASL) is the premier professional indoor soccer league in North America, featuring some of the most talented players in the sport. With teams spread across major cities in the United States and Mexico, MASL delivers an electrifying version of soccer that combines traditional skill with the intensity of a high-scoring, fast-paced indoor game. The league boasts some of the most storied franchises, including the San Diego Sockers, one of the most successful teams in indoor soccer history, and the Empire Strykers, an emerging force based in Ontario, California. Other major teams include the Baltimore Blast, Dallas Sidekicks, Kansas City Comets, St. Luis Ambush, Milwaukee Wave, and the two-time defending champion Chihuahua Savages in Mexico. Each of these teams represents a city with a passionate fan base, helping to grow the sport's popularity and reach.

With VüMe's technology, MASL is expanding its reach beyond traditional broadcast methods and embracing the future of sports streaming. "The MASL is excited to bring our brand of soccer to the world through the first Super App in the Western Hemisphere, VüMe," said the Jeff Burum President of MASL. "This partnership allows us to showcase the energy and skill of our league to a global audience while providing new revenue opportunities for our teams and sponsors."

"We are thrilled to be the broadcast partner with the MASL and to begin by showcasing this exciting matchup on VüMe as we continue to redefine sports streaming," said Stephen Thomas, CEO of TPT Global Tech. "Our partnership with MASL allows us to bring fans closer to the game with interactive features, high-quality broadcasts, and a seamless viewing experience. This collaboration is not just about streaming-it's about creating a dynamic, engaged soccer community on a global scale."

As a next-generation digital platform, VüMe SuperApp, currently in beta, is designed to maximize fan engagement through high-definition streaming, real-time interactions, and immersive digital experiences. The platform features interactive tools such as live chats, polls, and social sharing to connect fans worldwide, as well as opportunities for advertising and merchandising, providing brands with innovative ways to reach MASL's growing audience. This partnership also aligns with TPT Global Tech's strategy to enhance shareholder value through content monetization, digital advertising, and sponsorship revenue, creating new engagement and business opportunities within the sports and entertainment space.

Fans can watch the Empire Strykers take on the San Diego Sockers March 23, 2025 at 4pm PST live by downloading the VüMe SuperApp from the Apple Store or Google Play Store. For more details on the MASL and the VüMe's Super App, visit https://www.theempirestrykers.com, https://www.maslsoccer.com, www.VüMesuperapp.com.

About TPT Global Tech, Inc.

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VüMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

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For more information about TPT Global Tech and its subsidiaries, please visit www.tptgloabltech.com.

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SOURCE: TPT Global Tech, Inc.